Exhibit 10.4

AMENDMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into on August 20, 2014, (the “Effective Date”) by and between Wireless Ronin Technologies, Inc., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345 (hereinafter referred to as the “Company”), and Scott W. Koller, a resident of the state of Minnesota (hereinafter referred to as “Executive”). This Amendment amends the Amended and Restated Executive Employment Agreement dated December 28, 2010, by and between the Company and Executive (the “Prior Agreement”).

The Company and the Executive for good and valuable consideration, which each party acknowledges, agree that the Prior Agreement is hereby amended as follows:

1.	The first sentence of the Section entitled “BACKGROUND OF AGREEMENT” is deleted and replaced in its entirety with the following:

“The Company desires to continue to employ Executive in an unspecified executive capacity and Executive desires to accept such employment effective as of the Effective Date.

2.	Sections 1.01 and 1.02 are deleted and replaced in their entirety with the following

“1.01 The Company hereby agrees to employ Executive subject to and pursuant to the terms of this Agreement, and Executive agrees to such employment as an executive of the Company, and shall hold such titles under the terms of this Agreement. Executive’s primary place of employment shall be the Company’s executive offices in Minnetonka, Minnesota.

1.02 Executive shall generally have the authority, responsibilities, and such duties and shall also render such services and duties within the scope of Executive’s experience and expertise as may be reasonably assigned to him from time to time by the Company’s Chief Executive Officer (the “CEO”). Executive shall report to the CEO and shall generally be subject to direction, orders, and advice of the Board.”

3.	Sections 3.01 is deleted and replaced in its entirety with the following:

“3.01 Executive’s employment on the basis described in this Agreement shall commence on the Closing Date and will terminate automatically and without notice on the six-month anniversary of the Closing Date, unless terminated earlier as described in this Agreement. Neither the Company nor Executive shall be obligated to extend the term of this Agreement. Executive’s employment with the Company shall at all times be on an “at will” basis, meaning that either Executive or the Company may terminate the employment relationship at any time for any reason or no reason; provided, however, that Executive may be entitled to certain compensation upon termination to the extent provided in Section 6.03.”

4.	Section 4.01 is deleted and replaced in its entirety with the following:

“4.01 During the term of employment, Executive shall be paid a base salary at Executive’s current rate of $325,000 per year (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive.”

5.	Section 5.01 is deleted and replaced in its entirety with the following:

“5.01 Executive shall be entitled to 22 business days of paid time off (“PTO, in addition to the Company’s normal holidays, reduced by the number of PTO days taken by Executive during the current PTO cycle. PTO includes sick days in excess of three sick days per calendar year (as provided by the Company’s current sick leave policy) and leaves of absence, including vacation. PTO will be scheduled taking into account the Executive’s duties and obligations at the Company. PTO and sick leave and all other leaves of absence will be taken in accordance with the Company’s stated personnel policies. Upon termination or expiration of the Executive’s employment, Executive shall be entitled to compensation for any accrued, unused PTO time in accordance with the Company’s PTO policy as of date of termination.”

6.	Section 6.01 is deleted and replaced in its entirety with the following:

“6.01Either party may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.07), upon 60 days’ written notice to the other party; provided, however, that the Company may immediately terminate Executive’s employment at any time with Cause.  For the purposes of this Agreement, an election by the Company not to extend employment pursuant to Section 3.01 shall be deemed a termination without Cause.”

7.	Section 6.03 is deleted and replaced in its entirety with the following:

“6.03 On any termination of employment, Executive will be entitled to receive:

(a) Base Salary for services performed through the date of such termination, payable on a pro-rated basis at the end of the month in which termination occurs;

(b) Accrued and unpaid vacation in accordance with Article 5; and

(c) Any interest Executive may have as a terminated employee in the Company’s 401(k) plan or other plans in which he participated as required under the terms of such plans (clauses (a), (b) and (c) collectively, the “Accrued Amounts”).

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Upon a termination of employment due to death or Disability, in addition to the Accrued Amounts, Executive (or, in the case of death, his estate or beneficiaries) will be paid a pro-rated portion of any bonus otherwise due to him under Section 4.02 above, provided such payment is consistent with the terms of such bonus plan. Any such bonus will be pro-rated based upon the number of full months Executive worked in the calendar year in which any such bonus was earned.

If (x) the Company terminates Executive’s employment without Cause, or (y) Executive terminates employment upon at least 60 days’ prior written notice, or (z) Executive’s employment terminates as a result of the expiration of the term of employment, then, in addition to the Accrued Amounts, Executive will be paid an amount equal to one year of his Base Salary, less customary withholdings. Such Base Salary will be paid in equal monthly installments over a 12-month period, commencing as of the month next following the effective date of termination, subject, however, to limitations on payments Article 7 of this Agreement. In addition, if Executive is eligible to and elects to continue medical coverage from the Company as provided by law (commonly referred to as COBRA), and continues to pay Executive’s portion of the monthly medical insurance premiums, the Company will continue to pay the Company’s portion of the monthly medical insurance premiums paid at the time of termination for COBRA coverage for Executive and his eligible dependents for a period of one year after termination of employment or until Executive is eligible to be covered by another plan providing medical benefits to Executive.

Upon a termination for any other reason, including a resignation or a termination for Cause, Executive will receive only the Accrued Amounts.

Notwithstanding the foregoing, all pay and benefits to Executive upon termination, other than the Accrued Amounts, will be conditioned on Executive signing a release of claims in a form similar to that contained in Article 10 of this Agreement.

8.	Sections 6.08 and 6.09 are deleted in their entirety.

9.	Section 7.04 is deleted and replaced in its entirety with the following:

“7.04   The total severance benefit payable to the Executive during the first six months following the Executive’s termination of employment shall not exceed the lesser of two times the Executive’s annual compensation or the amount specified in Section 409A. Any amounts that cannot be paid because of this limitation shall be paid in a lump sum on the first day of the seventh month following the Executive’s termination of employment.

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AGREED ON THIS 20TH DAY OF AUGUST, 2014 BY:

WIRELESS RONIN TECHNOLOGIES, INC.

/s/ John Walpuck
By: John Walpuck
Its: Chief Financial Officer

SCOTT W. KOLLER

/s/ Scott W. Koller